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                                                                    Exhibit 23.2
Alan N. Sutin, Esq.
212-801-9286
                                  June 22, 2000
Grant Thornton LLP
Certified Public Accountants
605 Third Avenue
New York, NY  10158

         Re: NETCREATIONS (the "Company") Fiscal Year Ended December 31, 1999 (the "Fiscal Year")
                  ------------------------

Gentlemen and Ladies:

         This letter is an update of our letters to you dated February 7, 2000, March 1, 2000 and March 29, 2000 ("Prior Letters") concerning the Company's Fiscal Year.

         We call your attention to the fact that since the beginning of the Fiscal Year, we have represented the Company on a regular basis, but only in connection with specific matters as to which we were consulted by the Company. Therefore, many matters of a legal nature may exist about which we have not been consulted.

         Each and every one of the limitations and qualifications contained in our Prior Letters, including without limitation each and every reference to the ABA Statement of Policy Regarding Lawyer's Responses to Auditor's Requests for Information (December, 1975) is incorporated herein by this reference.

         Subject to all of the foregoing and without having made any specific inquiry of the management of the Company or review of their records for the purpose of updating the Prior Letters, please be advised that, since the date of the Prior Letters, we have not been engaged to give substantive attention to, or represent the Company in connection with, material loss contingencies representing possible liability to the Company coming within the scope of Clause
(a) of Paragraph 5 of the above-referenced Statement of Policy except as described in our Prior Letters.

         The information set forth herein is as of the date hereof and we assume no obligation to advise you of any changes which may hereafter be brought to our attention.

                                                          Very truly yours,

                                                          GREENBERG TRAURIG, LLP



                                                          By: /s/ Alan N. Sutin
                                                             ------------------
                                                               ALAN N. SUTIN
cc:      Mr. Gary Sindler
         Brian Burlant, Esq.
         NetCreations, Inc.
         378 West Broadway-Suite 202
         New York, NY  10012


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